Exhibit 99.1
The LTV Corporation
Integrated Steel Business
Cash Receipts and Disbursements — December 2005
(Unaudited)
($ in Thousands)

Receipts	$160

Disbursements:
Labor	63
Non-labor administrative expenditures	26
Chapter 11 Professionals	691
Other	—

Total	780

Receipts less Disbursements	(620)

Beginning cash balance	22,830

Ending cash balance	$22,210

See accompanying notes to Cash Receipts and Disbursements Schedule.

The LTV Corporation
Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule — December 2005
On December 7, 2001, the Court entered an order (the “APP Order”) authorizing LTV Steel Company, Inc. and its affiliated debtors (collectively, the “Debtors”) to implement an asset protection plan (the “APP”) for the safe and orderly cessation and winddown of their integrated steel business over a nine-month period (the “APP Period”). On August 30, 2002 the Court entered an order that, among other things, extended the duration of the APP from September 13, 2002 to December 13, 2002. Pursuant to the APP Order, the Debtors hot-idled their primary integrated steel facilities in December 2001 and ceased producing steel. After entry of the APP Order, the Debtors’ integrated steel business continued to ship product that remained in inventory, collected receivables and marketed the integrated steel assets for sale under Court-approved sale procedures. By order dated February 28, 2002, the Court approved the sale of substantially all of the Debtors’ integrated steel assets to WLR Acquisition Corp. n/k/a International Steel Group, Inc. (“ISG”) for a purchase price of approximately $80 million (of which approximately $11 million was allocated to the purchase of the assets of certain non-debtor railroads), plus the assumption of certain environmental and other obligations. ISG also purchased inventories which were located at the integrated steel facilities for approximately $52 million. The sale of the Debtors’ integrated steel assets to ISG closed in April 2002, and a second closing related to the purchase of the inventory occurred in May 2002.
Under the APP, the Debtors paid expenditures in accordance with a budget negotiated with their postpetition secured lenders (collectively, the “DIP Lenders”) for the consensual use of cash collateral to complete the orderly wind down of the integrated steel business, which budget was approved by the Court on December 18, 2001 and subsequently amended from time to time (the “APP Budget”). Pursuant to the APP Budget, the Debtors were also required to fund certain expenditures for professional fees and expenses.
On December 31, 2002, substantially all of the assets of the Pipe and Conduit Business, consisting of LTV Tubular Company, a division of LTV Steel Company, Inc., and Georgia Tubing Corporation, were sold to Maverick Tube Corporation for cash of approximately $120 million plus the assumption of certain environmental and other obligations. On October 16, 2002, the Debtors announced that they intended to reorganize the Copperweld Business as a stand-alone business. LTV no longer exercised any control over the business or affairs of the Copperweld Business. A separate plan of reorganization was developed for the Copperweld Business. On August 5, 2003, the Copperweld Business filed a Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Copperweld Corporation and Certain of its Debtor Affiliates. On October 8, 2003, the Court approved the Second Amended Disclosure Statement. On November 17, 2003, the Court confirmed the Second Amended Joint Plan, as modified, and on December 17, 2003 the Effective Date occurred and the common stock was cancelled. Because The LTV Corporation (“LTV”) received no distributions under the Second Amended Plan, LTV’s equity in the Copperweld Business is worthless and has been cancelled.
In November 2002, the Debtors paid the DIP Lenders the remaining balance due for outstanding loans and in December 2002, the remaining letters of credit were cancelled or cash collateralized. Consequently, the Debtors have no remaining obligation to the DIP Lenders. Pursuant to an order of the Court entered on February 11, 2003, LTV Steel has continued the orderly liquidation and wind down of its businesses.
On October 8, 2003, the Court entered an Order substantively consolidating the Chapter 11 estates of LTV Steel and Georgia Tubing Corporation for all purposes.

The LTV Corporation
Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule — December 2005
In November and December 2003, approximately $91.9 million was distributed by LTV Steel to other Debtors pursuant to the Intercompany Settlement Agreement that was approved by the Court on November 17, 2003. Because the amount of secured and unsecured debt of such other Debtors exceeds the amount of the distributions to such other Debtors, LTV ‘s equity in such Debtors is worthless.
On December 23, 2003, the Court entered an Order authorizing LTV Steel and Georgia Tubing to make distributions to their administrative creditors and, after the final distribution, to dismiss their Chapter 11 cases and dissolve. On January 21, 2004, an initial funding of $65 million was made to a distribution disbursing account; distributions to administrative creditors were made from this account in January 2004 and in June 2004. On September 22, 2005 an additional funding of $17.4 million was made to the distribution disbursing account; distributions to administrative creditors were made from this account in September 2005. At this time, LTV Steel and Georgia Tubing are unable to definitively estimate the amount of cash that will be available for distribution to administrative creditors, but they will not be able to pay all of their administrative claims in full and will not be able to provide any recovery to the unsecured creditors of LTV Steel and Georgia Tubing. Additionally, the value obtained from the liquidation of the Debtors’ remaining assets will not be sufficient to provide any recovery for common shareholders of LTV.
On March 31, 2005, the Court entered an order that among other things: (a) approved a distribution and dismissal plan for LTV and certain other debtors; (b) authorized LTV and LTV Steel to take any and all actions that are necessary or appropriate to implement the distribution and dismissal plan; (c) established March 31, 2005 as the record date for identifying shareholders of LTV that are entitled to any and all shareholder rights with respect to the distribution and dismissal plan and the eventual dissolution of LTV (although shareholders of LTV will not receive a distribution on account of their shares of LTV’s stock) ; and (d) authorized LTV to establish and fund a reserve account for the conduct of post-dismissal activities and the payment of post-dismissal claims.
As previously disclosed, LTV is in the process of liquidating, and its stock is worthless. There is no set of facts known to LTV that will result in proceeds of asset sales exceeding LTV’s known liabilities. Thus, there will be no recovery to LTV’s stockholders. Pursuant to the March 31, 2005 Order, the record date for shareholders has been established as of March 31, 2005. Accordingly, effective as of March 31, 2005, LTV will no longer engage the transfer agent to maintain the transfer records for LTV’s common or preferred stock.
On April 15, 2005, the Official Committee of Administrative Claimants (“ACC”) filed a motion with the Court for an order authorizing the Committee to commence and prosecute causes of action against certain officers and directors of LTV Steel and LTV on behalf of the LTV Steel bankruptcy estate. A hearing on the motion was held in Bankruptcy Court on June 7, 2005. A written ruling was issued on September 2, 2005 whereby the ACC’s motion was granted, in part, as determined in the Court’s Order. On September 13, 2005, the ACC filed a complaint in the United States District Court for the Northern District of Ohio against certain officers and directors of LTV Steel and LTV on behalf of the LTV Steel bankruptcy estate. On September 20, 2005, the Court granted a motion filed by Mr. Moran, a director and officer, for a stay pending appeal. The parties are currently discussing a stipulation that would stay the litigation as to all defendants pending resolution of Mr. Moran’s appeal.

The LTV Corporation
Integrated Steel Business — Debtors’ Cash Account Balances — December 2005
(Unaudited)
($ in Thousands)

JP Morgan Chase	$22,244
Outstanding Checks	(34)

Total	$22,210